LICENSE AGREEMENT

BY AND BETWEEN

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

AND

ZERUST (UK) LIMITED

DATED AS OF 20TH JANUARY 1997

LICENSE AGREEMENT

THIS AGREEMENT is made the 20th day of January 1997

BETWEEN

(1)	NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, whose principal office is located in Lino Lakes, Minnesota, U.S.A., (hereinafter “NTI”); and

(2)

ZERUST (UK) LIMITED a company incorporated in England and Wales with number 3248266 and whose registered office is at Meadowfield Avenue, Green Lane Industrial Estate, Spennymoor, Co. Durham, DLl6 6YJ (hereinafter the “Company”).

ARTICLE 1

1.	DEFINITIONS

For the purposes of this Agreement, the following definitions of terms shall apply:

1.1	Ancillary Agreements

The following are the Ancillary Agreements and the Parties thereto:

	1.1.1	Management and Sales Representation Agreement between TP and the Company (“Management Agreement”);

	1.1.2	License Agreement between NTI and the Company (“License Agreement”); and

	1.1.3	Technical Assistance and Marketing Support Agreement between NTI and the Company (“Technical Assistance Agreement”)

and “Ancillary Agreement” shall be construed accordingly.

1.2	At Cost

Without profit component of any kind, direct or indirect, to the particular Party in the given case (although nothing herein shall preclude such Party from recovering all costs - direct and indirect - arising out of any transaction with the prescription “At Cost”).

1.3	Change of Control

Any change in ownership, management, control or scope of business activities of a Party which could affect the performance of the duties and/or obligations of such Party under the Joint Venture Agreement or any of the Ancillary Agreements.

1.4	Company or Joint Venture

Zerust (UK) Limited, being that entity created in the Territory by the Parties pursuant to the Joint Venture Agreement to conduct the Company’s Business.

1.5	Company’s Business

The Company’s Business shall be the manufacturing, marketing and distribution of Product in the Territory.

1.6	Completion

Means completion of the Joint Venture Agreement in accordance with its terms. “Completed” shall be construed accordingly.

1.7	Effective Date

The date upon which the Joint Venture Agreement is Completed.

1.8	Joint Venture Agreement

That certain Joint Venture Agreement by and between Northern Technologies International Corporation, 6680 North Highway 49, Lino Lakes, Minnesota 55014, (“NTI”) and TP for the formation and governance of a new entity under the laws of England in the form of a company (the “Company”), which shall be known as Zerust (UK) Limited.

1.9	Knowhow

The technology, formulae, methods and procedures developed by NTI at considerable expense over a period of many years, which are unique in nature and essential or useful in the proper use and application of the Process, together with all improvements and modifications with respect thereto.

1.10	Masterbatch

Any formulation of the Materials which shall be designated by NTI as appropriate to be applied to the specific requirements for corrosion protection, as afforded by the Product, of a known customer desirous of protecting an identified object (or objects) which are to be subjected to an anticipated certain range of corrosive influences.  In addition to Materials, Masterbatch shall generally also contain other substances for the purpose of facilitating the manufacture of Product utilizing the Process.

1.11	Materials

The constituent materials and chemicals of one or more formulations developed by NTI under strict quality controls which are required for utilization of the Process.

1.12	Net Sales

The total proceeds from the sale of Product within the Territory by the Company in normal, bona fide commercial transactions on an arm’s length basis to, by, with, or through an entity which is not affiliated to any Party of this Agreement, less the following items: (i) sales discounts (including sales rebates); (ii) sales returns; (iii) shipping and transaction costs, such as Value Added Tax, CIF charges and packaging expenses; and (iv) sales commissions to third parties.

1.13	NTI Affiliates

All entities and/or individuals with which NTI has a joint venture relationship, similar in character and style but not necessarily identical to the relationship created by the Joint.  Venture Agreement and the Ancillary Agreements or another form of alliance, for the development, manufacture, promotion, marketing, sales and applications engineering of the Product, Materials, Knowhow and/or Process anywhere in the world and “NTI Affiliate” shall be construed accordingly.

1.14	NTI Intellectual Property Rights

The Knowhow, Materials, Process, NTI Trade Secrets, Product, Masterbatch and Trademark, collectively, as such currently exist and shall hereinafter be modified, developed and/or acquired by NTI.

1.15	NTI Trade Secrets

All information deemed and designated confidential, both in the Joint Venture Agreement and in the Ancillary Agreements and hereafter, including but not limited to information regarding the Product, Knowhow, Process, Materials, Masterbatch, technology, customers, research, techniques, processes, applications, formulae, cost data, customer lists, suppliers, competition, marketing strategy, supply relationships, costs and cost accounting, memoranda, diagrams, pictures, computer software and programs and records contained therein, sales information, financial information, costs, pricing data and profits, relating to the business of NTI, the Company and NTI Affiliates (as hereinafter defined) both in the Territory and elsewhere.

1.16	Parties

The Parties to the Joint Venture Agreement and/or the Ancillary Agreements, their successors and permitted assigns and “Party” shall be construed accordingly.

1.17	Process

The procedure utilizing the Knowhow for the manufacture of polyethylene materials with corrosion inhibiting properties derived from the Materials as developed and specified by NTI, together with any improvements and modifications of the corrosion inhibiting technology as it relates directly to the manufacture of corrosion inhibiting polyethylene materials, together with future technology, knowledge and product development which is useful in the manufacture of the Product.

1.18	Product

Corrosion inhibiting polyethylene film and solid material of polyethylene in the form of boxes, tubes and other containers manufactured by means of the Process, incorporating the Materials and utilizing the Trademark.

1.19	Territory

The United Kingdom.

1.20	TP

Taylor Packaging (Bishop Auckland) Limited (registered number 01999397), whose registered office is at Meadowfield Avenue, Green Lane Industrial Estate, Spennymoor, Co. Durham, DL16 6YJ;

1.21	Trademark

The names and style “ZERUST”, “THE ZERUST PEOPLE”, and the colour yellow in relation thereto (which, in each case, are the subject of Community Trade Mark applications), which includes trade literature, technical specifications and application instructions, and promotional material pertaining thereto.

ARTICLE 2

2.	GRANT OF LICENSE BY NTI TO TP

2.1	NTI’S Representations

NTI hereby represents that it is the owner of the Intellectual Property Rights and that it is free to license and to disclose same to the Company.

2.2	Grant of License

NTI hereby grants to the Company upon the terms, provisions and conditions set forth herein, an exclusive, non-transferable right and license under NTI’s Intellectual Property Rights to make, have made, use, sell or otherwise dispose of the Product incorporating the Materials and Masterbatch under the Trademark within the Territory.  The Company shall not sell, distribute, promote or solicit customers for the Product outside of the Territory in such countries or regions where (i) NTI has a corresponding patent(s) filed and in effect; (ii) NTI has licensed or otherwise authorized the use of the Trademark; (iii) NTI has granted exclusive sales rights to a third party licensee; (iv) NTI has formed an alliance with another NTI Affiliate; or (v) NTI engages in the regular sale of Product.

2.3	Commitment to NTI

If during the term of this Agreement, the Company, without the prior written consent of NTI, enters into a licence, distribution agreement or any other agreement or relationship with any other undertaking for the use of such undertaking’s processes, know-how, techniques and procedures which would in any way conflict with, substitute or impede the Company’s obligation to develop the market relating to the NTI Intellectual Property Rights licensed hereunder, NTI shall have the right to terminate this Agreement forthwith.  The Company shall use its best endeavors to manufacture and market the Product and to develop the market for the Product in the Territory.

2.4	Enlargement of Scope of NTI Intellectual Property Rights not subject to this License

It is recognized that over a period of time the scope of the NTI Intellectual Property Rights not covered by this License Agreement may expand in related areas.  The addition of such new NTI Intellectual Property Rights under this License Agreement shall be as mutually agreed by NTI and the Company, based upon their joint assessment of the prospective market therefor within the Territory and the suitability of including such new NTI Intellectual Property Rights within the Company’s Business.

2.5	Claims against the Company for Infringement

In the event that any third party shall claim that the Company is infringing upon its patents or other intellectual property rights, the Company shall promptly notify NTI of such claims.  Thereafter, NTI and the Company shall together determine an appropriate course of conduct in response to such claims.

ARTICLE 3

3.	IMPROVEMENTS AND MODIFICATIONS TO NTI INTELLECTUAL PROPERTY RIGHTS

3.1	Ongoing Research and Development by NTI

NTI shall continue its efforts in the research and development of the Process and in the improvement of the Product and shall make the results of such research and development available to the Company.

3.2	Improvements by NTI

Any and all Knowhow, improvements or modifications, of whatever nature and description, made by or through NTI’s efforts or acquired by it or coming under its control during the term of this Agreement which relate to the Product and which are useful or suitable for use in the Company’s Business, shall be deemed to be covered by this Agreement and shall be made available to the Company without any payment in addition to the payments provided for in this Agreement.  It is understood, however, that if NTI should acquire such Knowhow, improvements or modifications related to the Product by means of a license from third parties, then NTI’s obligations hereunder shall be subject to the provisions of such license.

3.3	Disclosure by NTI to the Company

NTI agrees to promptly disclose to the Company any and all improvements or modifications to the NTI Intellectual Property Rights covered by this license, and any and all Knowhow and technical information which NTI may acquire with respect to or relating to any such improvements or modifications.  Anything in this Agreement to the contrary notwithstanding, in the event that:

3.3.1

NTI should determine that any improvements or modifications to the Product are themselves patentable and the disclosure thereof would in any manner adversely affect NTI’s ability to obtain a patent with respect thereto or would otherwise be adverse to its best interests, and

3.3.2

NTI intends to file or has filed a patent application with respect thereto, then NTI shall be under no obligation to make disclosure thereof to the Company until it has obtained adequate patent protection in the opinion of its patent counsel.  When such patent protection has been obtained, the subject improvements or modifications will be disclosed to the Company and the same will fall within the scope of the License granted to the Company pursuant to this License Agreement.

ARTICLE 4

4.	GRANT OF RIGHT AND LICENSE BY THE COMPANY TO NTI

4.1	Disclosure of Improvements to NTI by the Company

The Company agrees to promptly disclose to NTI any improvements or modifications to NTI Intellectual Property Rights of whatever nature or description, which come to be learned by the Company or which are made by or through its efforts, without any obligation by NTI to make payment therefor.

4.2	Grant of Right and License

The Company hereby grants to NTI an exclusive, non-transferable, worldwide and fully paid-up right and license under any intellectual property rights, trade secrets and knowhow owned, controlled, acquired or which may otherwise be transferred or granted by the Company during the term of this Agreement to make, have made, use, sell or otherwise dispose of products incorporating any or all improvements to NTI Intellectual Property Rights and to sublicense third parties to do the same.  The term of such license shall continue so long as this Agreement and the Ancillary Agreements shall be in full force and effect.

4.3	Obligations of The Company Concerning the Filing of New Patents

The Company agrees that at NTI’s request and at NTI’s cost it will promptly file and diligently prosecute applications for letters patents in NTI’s name on any and all patentable improvements to NTI Intellectual Property Rights coming into its purview in the Territory.  The Company further agrees, upon NTI’s request and at NTI’s cost, to promptly file and diligently prosecute corresponding patent applications in NTI’s name in such other countries outside the Territory as are designated by NTI.

4.4	Review of Potentially Infringing Technology

In the event that the Company shall learn of any technology, processes or patents developed or owned by third parties which may infringe or otherwise be in conflict with NTI Intellectual Property Rights, then the Company will forthwith provide NTI with whatever information it may have with respect thereto.  NTI and the Company will then consult with one another as to an appropriate course of conduct:

	4.4.1	taking appropriate legal action against such third party for infringement of NTI’s Trade Secrets or other NTI Intellectual Property Rights; and/or

4.4.2

the advisability of purchasing, licensing or otherwise acquiring such technology, processes or patents of such third parties, in which event such rights as are acquired shall be extended to NTI pursuant to Article 4.2 hereof.  Based upon their joint decision, the Company shall exert its best efforts to carry out whatever the Parties have determined to be in their mutual best interest.

ARTICLE 5

5.	ROYALTIES

5.1	Basis for Royalties

The Company shall pay the royalties to NTI which are provided for in this Article 5 in consideration of the grant of license as set forth in Article 2.  Payment of the royalties shall be made throughout the term of this License Agreement as compensation for the use of NTI Intellectual Property Rights.

5.2	Amount of Royalties

The Company shall pay to NTI a royalty equal to seven and one-half percent (7.5%) of Net Sales from the Company’s Business.  Royalties shall be paid in United States Dollars to an account or accounts as may be designated by NTI from time to time.

5.3	When a Sale is Deemed to Occur

A sale shall be deemed to have occurred when Product has been billed, (if applicable) and delivered to and paid for by a customer.

5.4	License Year

The term “License Year” shall mean any twelve (12) month period ending on August 31, except that the first License Year shall commence on the Effective Date.

5.5	Statements to NTI

Within thirty (30) days after the last day of each quarterly period in each License Year, the Company shall:

5.5.1

Prepare and deliver to NTI a complete and accurate statement setting forth for the quarter just ended and separately and cumulatively for and with respect to all elapsed quarterly periods for the License Year:

5.5.2

The total amount of Net Sales (broken down in reasonable detail by individual products and customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer); and

	5.5.3	The total amount of the royalties on such Net Sales (computed as hereinbefore provided) payable to NTI.

	5.5.4	Pay to NTI the full amount of the royalties to which it is entitled for and with respect to the period or periods of the License Year covered by the statement(s) provided for in Article 5.5.1 hereof

5.6	Books and Records

The Company covenants and agrees:

5.6.1

That it will keep complete and accurate records and books of account showing the amount of billings to customers and the amount of deductions therefrom in arriving at Net Sales and all additional data and information which may be reasonably necessary to enable NTI or NTI’s independent accountants to verify the completeness and accuracy for each item of information which the Company is required to set forth in each of the statements referred to in Article 5.5.1;

5.6.2

That it will keep all such records and books of account at its principal office and will preserve each such records and books of account for a period of not less than three (3) years from and after the date on which such records or the last entry in such books of account was made, whichever shall be later; and

5.6.3

That it will make such records, books of account, data and information available to NTI’s representatives and to NTI’s independent accountants and will give to such representative or accountants tree and complete access, at any reasonable time or times, to all such records, books of account, data and information, for the purposes of examining the same and verifying the completeness and accuracy of each item of information which the Company is required to set forth in each of the statements referred to in Article 5.5.1 hereof.  In addition, NTI shall have the right to make copies of any of the foregoing.  The Company’s auditors shall in the ordinary course of business provide written confirmation and certification to NTI, at least annually, of the data to be supplied to NTI pursuant to Article 5.5.1 hereof.  The cost of such reports shall be borne by the Company.  In the event that NTI shall cause its representatives to confirm or verify the accuracy of the data supplied by the Company, then the costs and fees of such representatives shall be borne by NTI unless such representatives shall determine, to the satisfaction of the Company’s auditors, that there is an understatement in the reporting of Net Sales of five (5%) or more, in which event the costs and fees of NTI’s representatives and/or accountants shall be borne by the Company.

ARTICLE 6

6.	PROTECTION OF NTI TRADE SECRETS

6.1	Recognition of NTI Trade Secrets

The Company acknowledges and agrees that (i) NTI Intellectual property Rights; (ii) other information confidential to NTI and designated herein and hereafter relating to the business of NTI, of the Company, and of NTI Affiliates, both in the Territory and elsewhere, including but not limited to applications of NTI Intellectual Property Rights, cost data and cost accounting, customer lists, competition, marketing strategy, supply relationships, memoranda, diagrams, pictures, computer software and programs as well as records contained therein, sales information, financial information, pricing data and margins are also included within the definition of NTI Trade Secrets set forth in Article 1.15 hereof and constitute valuable property rights of NTI and NTI Affiliates.

6.2	Protection of NTI Trade Secrets

The Company agrees that during the term of this Agreement, as well as following its termination and for all times thereafter, it shall keep secret and confidential all NTI Trade Secrets which it now knows or may hereafter come to know as a result of the Joint Venture Agreement and Ancillary Agreements.  NTI Trade Secrets shall not be disclosed by the Company to third parties and shall be kept secret and confidential except (i) to the extent that the same have entered into the public domain by means other than the improper actions of the Company or (ii) to the extent that the disclosure thereof may be required pursuant to the order of any court or other governmental body.  If an NTI Trade Secret shall be in the public domain as the result of an act by the Company or any Agent (as hereinafter defined) thereof, then the Company shall nevertheless continue to keep such NTI Trade Secrets secret and inviolate.

6.3	Protection of NTI Trade Secrets by Agents (as hereinafter defined) and Submanufacturers (as hereinafter defined) of the Company

Neither the Company, nor its Agents (as hereinafter defined), nor its Submanufacturers (as hereinafter defined) shall at any time copy, remove from their proper location, or retain without NTI’s prior written consent, the originals or copies of any NTI Trade Secrets or of any of the unpublished records, books of account, documents, letters, diagrams, computer disks, papers or memoranda of NTI or the Company.  It is understood that from time to time it may be necessary that certain of the foregoing items be copied or removed from their location; however, this shall be done subject to the requirement of this Article that the original material be returned to its proper location as soon as possible and that the confidential nature and integrity of the foregoing as NTI Trade Secrets be strictly maintained both as to original documents and copies thereof

6.3.1

Insofar as the officers, employees and consultants of the Company (herein collectively “Agents”) who come in contact with NTI Trade Secrets are concerned, the Company shall cause such Agents to enter into NTI Trade Secrecy Agreements substantially in the form of Annex II to this Agreement.  The Company shall exert its best efforts to cause its Agents to adhere to and to abide by the provisions, restrictions and limitations of the Trade Secrecy Agreements which efforts shall include the institution and prosecution of appropriate litigation if such be necessary and desirable.

6.3.1.1

To the extent that the Company provides Masterbatch to Submanufacturers in requisite quantities to allow such Submanufacturers to manufacture the Product in the Territory in such volumes and forms as may be required for the Company’s Business (“Submanufacturers”), it is understood that the Company may find it necessary to disclose certain NTI Trade Secrets to such Submanufacturers.

6.3.1.2

NTI Trade Secrets shall be disclosed only to such Submanufacturers who have been specifically approved in writing by NTI and who have entered into Trade Secrecy Agreements with the Company in a form approved by NTI, but substantially in the form of the Trade Secrecy Agreement set forth in Annex II hereof.

	6.3.1.3	Moreover, only those NTI Trade Secrets which are absolutely essential for the manufacturing activities to be carried on by such Submanufacturers shall be disclosed to them.

6.3.2

The Company shall not transfer ownership, by sale or any other means, of Materials or Masterbatch to any Submanufacturers but rather shall provide Masterbatch to Submanufacturers without charge for the sole purpose of allowing such Submanufacturers to manufacture the Product, incorporating Masterbatch, for the account of the Company.  Upon completion of any order for the Product by a Submanufacturer, the Company shall pay such Submanufacturer for its services and the raw materials provided by the Submanufacturer and so take title to the Product, and shall require the return of any Masterbatch not utilized in the Process.

6.3.3

The Parties hereby agree and acknowledge that NTI is an intended third party beneficiary of the Trade Secrecy Agreements, and that NTI may in its sole discretion, on its own behalf or derivatively and/or on behalf of the Company directly enforce the provisions of the Trade Secrecy Agreements and/or any breach thereof against any and all Agents (as defined in Article 6.3.1 hereof) and/or Submanufacturers (as defined in Article 6.3.1.1 hereof) who have executed same.

6.4	Remedies in the Event of a Violation of Article 6 hereof

It is understood and recognized by the Company that in the event of any violation by the Company of the provisions of Article 6 hereof, NTI’s remedy at law will be inadequate and NTI will suffer irreparable injury.  Accordingly, the Company consents to injunctive and other appropriate equitable relief in any court of competent jurisdiction in order to protect the NTI Trade Secrets.  Such relief shall be in addition to any other relief to which NTI may be entitled at law or in equity.

ARTICLE 7

7.	COVENANT TO OBSERVE THE DOCTRINE OF “CORPORATE OPPORTUNITY”

7.1	Doctrine of Corporate Opportunity and Observance Thereof

It is the intent of the Parties to this Agreement, the Joint Venture Agreement and to the other Ancillary Agreements to deal exclusively with each other with respect to the commercial, technical and strategic development of the Company’s Business in the Territory.  Consequently, the Parties to each agreement cited above hereby renounce and covenant not to engage in any activity which would either (a) negatively impact on the performance of their duties under the Joint Venture Agreement or the Ancillary Agreements in the Territory, or (b) have the effect of displacing or substituting the Knowhow, Materials, Process, Product or Masterbatch in the Territory; except as agreed to by the Parties in furtherance of the Company’s Business.

7.2	Agreement Not to Divert Resources

The Company, and NTI agree that during the term of this Agreement they shall not, directly or indirectly, in any capacity whatsoever, engage in, own, manage, operate, control, act as a consultant to, have a financial interest in, or otherwise participate in the ownership, licensing, management, operation or control of, a business which would impede, substitute, displace or divert Net Sales of the Product from the Company within the Territory except through the Company in furtherance of the Company’s Business.  During said term neither of such Parties shall in any way, directly or indirectly, divert, take away or interfere with or attempt to divert, take away or interfere with, any of the customers, accounts, suppliers, employees, representatives or patronage of the Company.  In the event that this Agreement is terminated: (i) because of a material Breach of the Joint Venture Agreement by a Party; or (ii) because of a material Breach of any Ancillary Agreement by a Party; (iii) upon the bankruptcy or other adverse condition of a Party as described in Article 8 hereof; (iv) pursuant to Article 9 hereof; (v) or upon a Breach of Articles 6 or 7 hereof, then the Party in Breach or subject to such adverse condition shall continue to be bound by the provisions of this Article 7 for a period of two years following the date of termination, but shall at no time be permitted to use NTI Trade Secrets, as the case may be, for any activity outside the Company.

7.3	Remedies for Breach of Agreement Not to Divert Resources

It is understood and recognized by the Parties that in the event of a violation of the provisions of Article 7 hereof by a Party, the remedy at law will be inadequate and the Company and the other Parties to the Joint Venture and the Ancillary Agreements shall suffer irreparable injury.  Accordingly, each Party to this Agreement consents to injunctive or other appropriate equitable relief upon the institution of legal proceedings therefor by a non-violating Party.  Such relief shall be in addition to any other relief to which a Party may be entitled at law in equity, which shall include but not be limited to the right of immediate termination of this Agreement.

ARTICLE 8

8.	TERM OF AGREEMENT

8.1	Indefinite Term

This Agreement shall become effective on the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect indefinitely unless:

	8.1.1	terminated by either Party in accordance with the provisions of Articles 6 or 7 hereof;

	8.1.2	terminated by either Party by reason of a Default of this Agreement by the other Party which has not been cured or remedied in accordance with Article 9 hereof; or

8.1.3

any of the Ancillary Agreements or the Joint Venture Agreement shall be terminated by a Party in accordance with its terms.  In such event this Agreement shall likewise terminate on the same date, without any further act or notice given by a Party hereto.

8.2	Payment of Amounts Due

In the event of termination, each Party shall pay to each other Party all amounts due and owing pursuant to this Agreement prior to the effective date of termination.

8.3	Non- Release of Obligations

The termination of this Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in cash forthwith.  Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination.  As provided in Article 6, upon termination of this Agreement NTI Trade Secrets shall continue to be kept secret and confidential.

ARTICLE 9

9.	DEFAULT

9.1	Default

A Default (“Default”) hereunder shall exist in the event of:

	9.1.1	Non-payment of funds by one Party to another Party when due and owing; and/or

	9.1.2	A material breach (“Breach”) of any provision of the Joint Venture Agreement or the Ancillary Agreements other than Articles 6 and/or 7 hereof;

	9.1.3	A breach of Articles 6 and/or 7 hereof.

9.2	Remedies upon Default

The remedies available to each Party in an instance of Default by another Party shall be as follows:

9.2.1

If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this Agreement or any of the Ancillary Agreements to be performed, observed or complied with by it, then the other Party shall have the right to declare a Default and terminate this Agreement unless the Party in Default shall cure such failure to pay, and/or Breach or Default, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party) provided, however, that if the Party in such Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a reasonable period of time so long as the Party in such Breach proceeds to cure such Default with due diligence.  A Party’s right of termination shall be in addition to and not in limitation of any of his other rights at law or in equity based upon the other Party’s Breach or Default.  Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

9.2.2

Notwithstanding the forgoing, in the event of a violation of Articles 6 and/or 7 hereof by a Party hereto, each other Party may at its sole discretion terminate this Agreement with immediate effect upon giving notice to the other Parties as provided herein.

9.3	Non-Waiver of Rights

A Party’s failure to terminate this Agreement on account of any Breach or Default by the other Party as provided in Article 9.1 or 9.2 hereof shall in no event constitute or be deemed to constitute a waiver by such Party of its right to terminate this Agreement at any time while any such Breach or Default continues (subject to the provisions of Article 9.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 10

10.	ARBITRATION

10.1	Arbitration Mandatory

Any of the following disputes which may arise between the Parties during the term of this Agreement, after the termination thereof, or following the liquidation or dissolution of the Company, upon failure by the Parties to amicably resolve same after mutual good faith negotiations, shall be exclusively settled by arbitration:

	10.1.1	a dispute as to whether a Default exists;

	10.1.2	a dispute as to whether a Default entitles the non-defaulting Party to terminate this Agreement;

	10.1.3	a dispute as to the validity of this Article 10;

	10.1.4	a dispute relating to the construction, meaning, interpretation, application or effect of this Agreement or anything contained herein;

	10.1.5	a dispute as to the rights, obligations or liabilities of the Parties hereunder.

Such arbitration proceedings shall be conducted in English and shall be carried on in the City of Brussels or any other place mutually agreeable to the Parties, under the UNCITRAL Arbitration Rules.  In such proceedings, the laws of England shall apply.  Judgement upon the award rendered by the arbitrator, including an award concerning the payment of costs, attorneys’ fees, and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction.  Notwithstanding anything to the contrary set forth in this Agreement, no matter shall be referred to or settled by Arbitration which is:

	(a)	based upon a Party’s violation of the provisions of this Agreement relating to NTI Trade Secrets or Corporate Opportunity, the remedies for which are set forth in Articles 6 and 7 hereof.

	(b)	expressed in this Agreement to be agreed upon by or determined with the consent or approval of both Parties.

10.2	Punitive Damages Excluded

Notwithstanding the foregoing, the prevailing Party in an arbitration proceeding convened hereunder shall be entitled to recover all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including but not limited to legal fees and travel expenses, but shall not be entitled to exemplary or punitive damages.

ARTICLE 11

11.	GENERAL PROVISIONS

11.1	Benefit of Parties

All of the terms and provisions of this Agreement, and of the Joint Venture Agreement and of the other Ancillary Agreements shall be binding upon the Parties executing same and their respective permitted successors and assigns.  Except as expressly provided herein, a Party may not assign its rights and obligations to a third party without the written consent of the other Party; provided, however, that a Party may assign this Agreement and all of its rights hereunder (or a portion of this Agreement and the rights hereunder relating thereto) to, or provide for the performance of all or part of its obligations hereunder by, a Party which controls, is controlled by or is under common control with such Party.  In such event, (i) the assignor shall unconditionally guarantee the performance and obligations of the assignee and shall not be released of its liabilities, obligations and responsibility hereunder and (ii) the assignee shall expressly assume in writing and agree to perform such obligations, liabilities and responsibilities of the assignor.

11.2	Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.3	Cooperation

During the term of this Agreement, each Party shall cooperate with and assist the other Party in taking such acts as may be appropriate to enable all Parties to effect compliance with the terms of the Joint Venture Agreement and the Ancillary Agreements and to carry out the true intent and purpose thereof

11.4	Index and Captions

The captions of the Articles of this Agreement and subsection thereof are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provisions hereof.  Notwithstanding the foregoing, the Definitions set forth in Article 1 hereof shall be incorporated herein as written and made a part hereof

11.5	Waiver of Compliance

The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other Parties hereto, and any Breach or Defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving Party’s rights in respect to any other covenants, condition, Breach or Default hereunder.

11.6	Force Majeure

In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this Agreement as a result of delays caused by strikes, lock-outs, unavailability of materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed.  If a force majeure event shall be in existence for one year or more, then either Party shall have the right to terminate this Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the other Party, provided that the force majeure event continues to be in effect as of the date that such notice is given.

11.7	Notices

All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral, commercial courier service such as Federal Express, DHL or equivalent, as follows:

	If to NTI, to	Northern Technologies International Corporation
6680 North highway 49
Lino Lakes, MN 55014
Attention: President
Tel: 612-784-1250
Fax: 612-784-2902

	Copy to:	Philip M. Lynch
One Commerce Park Square
23200 Chagrin Blvd., Suite 107
Beachwood, OH 44122
Tel: 216-595-1740
Fax: 216-595-1741

	If to Company, to:	Zerust (UK) Limited
Meadowfield Avenue
Green Lane Industrial Estate
Spennymoor
Co. Durham
DLl6 6YL
Attention: - Company Secretary
Tel: 01388 420 555
Fax: 01388 420 777

	Copy to:	Taylor Packaging (Bishop Auckland) Limited
Meadowfield Avenue
Green Lane Industrial Estate
Co. Durham
DLl6 6YL
Tel: 01388 420 555
Fax: 01388 420 777

or to such other address as may be specified in writing by any of the above.

11.8	Entire Agreement

This License Agreement, together with the Joint Venture Agreement and the other Ancillary Agreements and any other documents now or subsequently referred to herein or attached hereto which form a part of this Agreement, contain the entire understanding of the parties hereto.  There are no prior representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Agreement, the Joint Venture Agreement and the other Ancillary Agreements, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this Agreement.

11.9	Validity of Provisions

Should any part of this Agreement, the Joint Venture Agreement, or the other Ancillary Agreements be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portion without including any such part or portion which may for any reason be declared invalid.  In the event that a provision of this Agreement, the Joint Venture Agreement, or any other Ancillary Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

11.10	Governmental Filings

The Company shall be responsible for the preparation and filing of all necessary reports relating to this Agreement and the transactions contemplated hereby with each appropriate government agency in the Territory, and shall maintain all required governmental filings and permits current.  NTI shall provide whatever material and information required of and available to it in connection with the preparation and filing of such reports.

11.11	Payments

Any payment to be made by the Company to NTI pursuant to any provision of this Agreement shall be made by means of a wire transfer or by means of a deposit to a bona fide bank account as designated by NTI.  NTI shall have the right to specify in writing any bank account to which payments due shall be made.

11.12	Derivative Enforcement

TP may, derivatively for and on behalf of the Company, enforce the terms hereof against NTI in the event of a material Breach or Default of this Agreement by NTI.  In the event of derivative enforcement hereunder, the matter shall be submitted to arbitration in accordance with the provisions of Article 10 hereof.

11.13	Changes Subject to Approval of TP

The parties to this Agreement shall not change, modify or amend this Agreement in any respect without the prior written consent of TP.

11.14	Applicable Law

This Agreement shall be read and construed in accordance with and be governed by the laws of England.

11.15	RTPA

No provision of this Agreement, or of any arrangement of which it forms part, by virtue of which such agreement or arrangement is subject to registration under the Restrictive Trade Practices Act 1976, shall take effect until the day after particulars of such agreement or arrangement have been furnished to the Director General of Fair Trading pursuant to that Act.  Particulars shall, if necessary, be furnished to the Director General of Fair Trading within three months of the date of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

By	/s/ Philip M. Lynch

ZERUST (UK) LIMITED

By	/s/

ANNEX I

APPROVAL OF TAYLOR PACKAGING (BISHOP AUCKLAND) LIMITED

By its signature hereto Taylor Packaging (Bishop Auckland) Limited approves and agrees to the terms and provisions of this License Agreement and the Trade Secrecy Agreement attached hereto, and agrees to be bound thereto to the extent that such terms and provisions are applicable to it, it being understood that Taylor Packaging (Bishop Auckland) Limited shall also have a direct right of action in its own name for the enforcement of the provisions of this Agreement.

TAYLOR PACKAGING (BISHOP AUCKLAND) LIMITED

By	/s/

ANNEX II

TRADE SECRECY AGREEMENT

THIS AGREEMENT, dated this [            ] day of [                             ]

BETWEEN:

(1)

ZERUST (UK) LIMITED a company incorporated under the laws of England and Wales with number 3248266 and whose registered office is at Meadowfield Avenue, Green Lane Industrial Estate, Spennymoor, Co Durham. DLl6 6YT (“the Company”);

(2)	[ ] (“the Agent”); and

(3)	NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a company organised under the laws of the State of Delaware, USA (“NTI”) the principal place of business of which is Lino Lakes, Minnesota, USA.

WHEREAS, the Company is engaged in the development, manufacture, and sale of various products and services and in research work and, in such activities, utilizes secret and confidential techniques, methods, processes, equipment, formulae, customer lists and information;

WHEREAS, the Company receives Technical Assistance and Marketing Support from Northern Technologies International Company (“NTI”) for the Promotion, Sale and Application of polyethylene film and solid material of polyethylene substance in the form of boxes, tubes and other containers utilizing the trademark “ZERUST” in the Territory (the “Product”); and

WHEREAS, the Company and NTI have expended and will continue to expend substantial sums of money to train the Agent in the Company’s business including but not limited to marketing the Product, and without which expenditures the Agent would have no such training in the Company’s business and marketing the Product; and

WHEREAS, the Company and NTI have imparted and will continue to impart to the Agent in the course of his employment and training information pertaining to the Product, certain processes, technical knowhow, marketing and sales techniques, customer identities and other confidential information not now known to the general public, which knowhow and information constitute valuable, proprietary and confidential trade secrets of the Company and NTI;

NOW THEREFORE, in consideration of the employment of the Agent by the Company, the special training with respect to the Company’s business and the Product to be provided to him, and the salary to be paid to the Agent by the Company during the term of his employment, it is agreed as follows:

1.

The Agent agrees that during his employment by the Company and for so long thereafter as the same has not (other than a result of disclosure by the Company) entered the public domain, he will not, without the prior written consent of the Company and NTI, (i) use outside of the service of the Company or (ii) disclose or divulge to anyone other than persons designated by the Company, any of the following:

a.

any knowledge or information of a confidential nature acquired by him with respect to the trade secrets of NTI including, but not limited to, process, techniques, research, methods technology, equipment, formulae, pricing, cost data, technical knowhow, memoranda, marketing/sales strategy, promotion, suppliers and customers which he now knows or other confidential information of the Company or NTI, knowledge of which is acquired by the Agent during the term of his employment by the Company (collectively, “Trade Secrets”).

	b.	any of the unpublished records, books of account, documents, letters, diagrams, computer disks, papers or memoranda of NTI or (collectively “Internal Data”).

2.	The Agent shall at no time copy, remove from their proper location, or retain without the Company’s prior written consent, the originals or copies of such Trade Secrets or Internal Data.

3.

The Agent shall not, for a period of three (3) years subsequent to the termination of his employment with the Company for any reason, compete, directly or indirectly (whether as an employee, partner, investor, shareholder or director), or accept any employment with any person or company competing with the Company in the marketing, sale of manufacturing of the Product or products similar thereto in any place in the Territory which are competitive in nature to the business of the Company, if such employment would in its inherent nature require the Agent to utilize any of the Trade Secrets, Internal Data or portions thereof

4.

The Agent and the Company hereby agree and acknowledge that NTI is an intended beneficiary of this Trade Secrecy Agreement and that NTI shall have the incontroversible right to enforce this Trade Secrecy Agreement independently of the Company, if NTI, in its sole judgement, chooses to do so, and may proceed directly against the Agent for any breach of the Agent’s obligations hereunder to the full extent of the law.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a Deed on the day and year first above written.